Exhibit 99.1

AGREEMENT UPON RETIREMENT AND GENERAL RELEASE

James P. Dollive (“Jim”) is an employee of Kraft Foods Inc. (“Kraft”) in Northfield, IL. Until recently, he served as Executive Vice-President and Chief Financial Officer of Kraft and in related capacities for other affiliates of Kraft. Jim has announced his decision to retire from Kraft. Kraft has offered Jim the benefits set forth in this Agreement. Certain of the benefits are greater than those that Jim would otherwise be entitled to receive upon his retirement. Jim has decided to accept Kraft’s offer. Therefore, Jim and Kraft both agree and promise as follows.

1. Kraft will not require Jim to report for regular work hours at Kraft after October 31, 2007. However, from November 1, 2007 through February 29, 2008, Jim will make himself available to facilitate the transition of his duties to his successor or others and to work on any projects that Irene Rosenfeld, Chairman and Chief Executive Officer of Kraft Foods Inc., assigns to him. During this period, Jim may arrange his work schedule so that he can pursue personal, family and career planning goals, so long as these pursuits do not interfere with achieving a smooth transition of his duties and completing any assigned projects. Jim’s last day of active employment ("Last Work Day") will be February 29, 2008. In conjunction with Jim’s retirement, effective March 1, 2008, he will be entitled to receive the benefits described in the following Paragraphs.

2. Kraft will pay Jim both: (1) a payment in lieu of his 2008 annual incentive award payment under the Kraft Management Incentive Plan (“MIP”). Kraft will pro-rate this payment for the period from January 1 through February 29, 2008 and calculate it based on Jim’s individual target percentage. Kraft will make this payment, less required deductions, to Jim at such time in February 2008 as Kraft makes similar payments for the 2007 performance period to Kraft’s senior executives; and, (2) pro-rata payments, at target, under Kraft’s 2007-2009 and 2008-2010 Long-Term Incentive Plans (“LTIP”) from the beginning of each of the performance periods through February 29, 2008. Kraft will make this LTIP payment, less required deductions, to Jim no later than March 15, 2008. Jim will also be eligible for a full 2007 annual incentive award under the Kraft Management Incentive Plan (“MIP”) payable in February 2008. In regards to the 2007 MIP award, Kraft has assessed Jim’s individual performance for the year and, based on his exceptional work in managing the financial transformation associated with Kraft’s spin-off from Altria Group, Inc., a personal rating of 150% of target will be applied to the business rating that will be determined later this year for purposes of calculating the 2007 MIP award. The personal rating is also conditional on Jim cooperating in transitioning his role and responsibilities to his successor through year-end.

3. As a retiree on March 1, 2008, Jim will also be eligible for his full financial counseling allowance of $10,000 in 2008 and will have the choice of purchasing his company car at 80% of fair market value plus all applicable taxes, license fees and any administrative fees charged by the leasing company, or returning the car to Kraft’s Northfield location or another mutually agreed upon location.

4. As provided in the relevant stock award agreements, as of the close of business on Jim’s Last Work Day he will forfeit all rights and interest to any unvested shares of restricted Kraft Foods Inc. Class A Common Stock (“Kraft Stock”) awarded under such agreements. If Jim complies with Paragraphs 6, 8, 9 and 10 of this Agreement through his Last Work Day, then on his Last Work Day, Kraft will grant Jim 38,010 in deferred stock units, each of which shall represent an unfunded, unsecured promise to deliver to Jim one share of Kraft Stock upon the terms and conditions set forth below. Provided that Jim complies with Paragraphs 6, 8, 9 and 10 of this agreement through February 28, 2009, Kraft shall deliver to Jim, in satisfaction of each outstanding deferred stock unit, one share of Kraft Stock as of the “vesting date” for such deferred stock unit. The vesting date for 20,690 deferred stock units shall be February 11, 2009 and the vesting date for the remaining 17,320 deferred stock units shall be February 12, 2010. If the foregoing conditions are satisfied, shares of Kraft Stock, net of applicable taxes shall be delivered and be freely transferable immediately following the vesting date for such deferred stock units and the deferred stock units shall be cancelled. In addition, provided that Jim complies with Paragraphs 6, 8, 9, and 10 of this agreement through February 28, 2009, then as and when dividends are paid with respect to shares of Kraft Stock, Kraft shall pay Jim, in cash, with respect to each outstanding deferred stock unit, an amount equal to the dividend payable with respect to one share of Kraft Stock (“dividend equivalents”). The terms and conditions of the deferred stock units to be awarded pursuant to this Paragraph shall be determined in accordance with the 2005 Performance Incentive Plan, as amended by Compensation Committee Resolution adopted October 5, 2006.

5. If Jim dies prior to his receipt in full of the cash and stock awards due him as described in Paragraphs 2 and 4 above, Kraft will provide Jim’s surviving spouse (or estate if no surviving spouse) any amounts not yet received, provided that if all amounts in Paragraph 2 have not yet been determined at the time of Jim’s death, each payment will be made at such time as its amount has been determined.

6. In consideration for the deferred stock units to be awarded pursuant to Paragraph 4, Jim agrees that he will not engage in Prohibited Conduct from the date of this Agreement through February 28, 2009.

Prohibited Conduct will be:

(1)	working for, or providing services, directly or indirectly (as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner), to a Specified Person or Entity, defined below, except with the prior written consent of Kraft Foods Inc.’s Executive Vice President Global Human Resources, or her designee. Kraft will provide its consent in its sole and absolute discretion; and

(2)	soliciting, directly or indirectly, any Kraft employee to leave Kraft and to work for any other entity, whether as an employee, independent contractor or in any other capacity.

Prohibited Conduct will not be:

(1)	working for or providing services to any entity (such as consulting firm) that provides goods or services to a Specified Entity provided that Jim himself does not provide goods or services, directly or indirectly, to a Specified Person or Entity.

Specified Person or Entity will mean:

1) The companies listed below:

Cadbury Schweppes plc Campbell Soup Company ConAgra Foods, Inc. General Mills, Inc. Groupe Danone H.J. Heinz Company Hershey Foods Corporation	Kellogg’s Company Nestlé S.A. PepsiCo, Inc. The Procter & Gamble Company’s Coffee Division Sara Lee Corporation Unilever N.V.

2) Any person or entity with a controlling equity interest in or management control of any company listed above; and,

3) Subsidiaries, Affiliates and subsequent parent or merger partners (if any of these companies are acquired or merge) of any company listed above. “Affiliate” means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, a Specified Person or Entity.

This Paragraph 6 contains the only restrictive covenants binding upon Jim. In the event it conflicts with any other agreement, policy or plan, this Agreement will govern.

If Jim engages in Prohibited Conduct at any time through February 28, 2009, then Jim will forfeit any claim to unvested deferred stock awards and, if vested prior to Jim engaging in Prohibited Conduct at any time through February 28, 2009, Jim must repay to Kraft the value of the 2006 Kraft deferred stock that vested on February 11, 2009, based upon the fair market value on that date. Kraft may also pursue any additional remedies in respect of such Prohibited Conduct.

Kraft and Jim acknowledge and agree that Kraft will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of Paragraphs 6, 8, 9, and 10. If Jim breaches, violates or threatens to breach or violate those provisions, then Kraft may seek and can be awarded injunctive relief by the federal or state courts located in Illinois in order to prohibit any such breach, violation or threatened breach or violation. Kraft’s right to injunctive relief will be in addition to any other rights available to Kraft under this Agreement.

7. Jim agrees to return to Kraft all Kraft property in his possession, including documents, manuals, handbooks, notes, keys and any other articles he has used in the course of his employment, no later than his Last Work Day.

8. Jim acknowledges that while Kraft employed him, Kraft entrusted him with certain marketing, financial, product, manufacturing, technical and other proprietary information and material that are and will remain Kraft’s property. Jim agrees that he will not, without Kraft’s prior written consent, communicate or disclose to any third party, or use for his own account, any of the aforementioned information or material, unless he is required to by legal process or unless and until such information or material becomes generally available to the public other than through Jim’s action or inaction. This Agreement does not preclude Jim from using his general knowledge and expertise to pursue and fulfill professional and other responsibilities to a new employer.

9. The parties acknowledge that the terms of this Agreement will be a matter of public record upon Kraft’s filing of a Form 8-K. Nevertheless, Jim agrees that he will not affirmatively disclose the terms and substance of this Agreement except as agreed to by Kraft in this Agreement. Kraft agrees that Jim may disclose the terms and substance of this Agreement to his immediate family, his financial advisors, his attorneys, or as may be required by law and may disclose the non-compete/non-solicitation provisions of Paragraph 6 and the confidentiality provision of Paragraph 8 to any prospective employer.

10. Jim agrees that, in discussing his relationship with Kraft and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner Kraft, its affiliated and parent companies or their officers, directors and employees. Kraft agrees that, in discussing its relationship with Jim, it will not disparage or discredit him or otherwise treat him in a detrimental way. Notwithstanding the foregoing, nothing in this Paragraph 10 prohibits Jim or Kraft from (a) responding to correct or refute incorrect, disparaging, or derogatory public statements, or (b) testifying truthfully in response to a lawful subpoena, or as otherwise required by law, in any litigation, arbitration, or administrative proceeding.

11. Jim will make himself available to Kraft to assist Kraft and its affiliates, as may be requested by Kraft, at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters in which Jim was personally involved, directly or indirectly, during his employment with Kraft, including, but not limited to, George et.al. v. Kraft Foods Global, Inc., et.al. and Pino et.al. v. Kraft Foods Global, Inc., et.al. both of which are currently pending in the U.S. District Court for the Northern District of Illinois, provided that in no event will Jim be required to provide any cooperation if such cooperation is materially adverse to his legal interests. To the extent possible, Kraft will try to limit Jim’s cooperation to regular business hours. In any event, (i) in any matter subject to this Paragraph 11, Jim will not be required to act against the best interests of any new employer or new business venture in which he is an employee, partner or active participant and (ii) any request for such cooperation will take into account Jim’s other personal and business commitments. Kraft agrees to provide Jim reasonable notice in the event his assistance is required. Kraft will pay or reimburse Jim for all reasonable expenses and costs he may incur as a result of providing such assistance, including travel costs and legal fees, provided Kraft receives proper documentation with respect to all claimed expenses and costs. Kraft will only be obligated to reimburse Jim’s legal fees if Kraft is provided with a written statement, by counsel reasonably acceptable to Kraft, that separate legal representation is warranted. Reimbursement will be made within thirty (30) days after Kraft has been provided with a detailed, itemized statement of services rendered by Jim’s attorney. Jim’s entitlement to reimbursement of expenses and costs, including legal fees pursuant to this Paragraph 11, will in no way affect his rights to be indemnified and/or to have his expenses paid or reimbursed pursuant to Paragraph 15 of this Agreement. Jim will be entitled to an hourly fee (which fee will be mutually determined by Kraft and Jim prior to Jim’s providing any cooperation pursuant hereto, it being agreed that such fee will be fair and reasonable in light of his compensation history) for furnishing such cooperation (including, without limitation, for time taken in travel undertaken in connection with such cooperation), such fee to be paid promptly following his submission of a statement setting forth the number of hours spent. Notwithstanding the foregoing provisions of this Paragraph 11, to the extent that any reimbursement under this Paragraph is taxable to Jim, then in order to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code), the following provisions shall apply: (i) the right to reimbursement pursuant to this Paragraph shall apply during the Employee’s lifetime; (ii) the amount of expenses eligible for reimbursement under this Paragraph during any calendar year will not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of eligible expenses will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred provided that appropriate documentation of the expense is submitted in time to permit Kraft to make the payment by that date; and the right to reimbursement under this Paragraph 11 may not be liquidated or exchanged for any other benefit.

12. In the event that either Jim or Kraft contests the interpretation or application of any of the terms of this Agreement, or believes the other party hereto is in breach of this Agreement, the complaining party shall notify the other party in writing of the contested provision or provisions or the breach, as the case may be. If the parties cannot resolve the dispute within thirty (30) days, the parties will submit the matter to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures (formerly the National Rules for the Resolution of Employment Disputes) from a panel submitted by the AAA Chicago, IL office. The hearing shall be held at a mutually agreeable location in the Chicago, IL metropolitan area. The arbitrator’s fees and expenses and filing fees shall be borne equally by Jim and Kraft. The arbitrator shall issue a written award that shall be final and binding upon the parties.

13. Jim is aware of his legal rights concerning his employment with Kraft. In consideration for the benefits that Kraft is providing to Jim under the Agreement, Jim (for himself, his heirs, legal representatives and assigns) waives, and generally releases Kraft and its affiliates and their officers, directors, agents, and employees from, and agrees not to sue them for any claims or causes of action that exist to date arising out of his employment by Kraft or his separation from that employment. His waiver and release includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, or any other federal, state or local law dealing with employment discrimination, and claims for breach of contract and wrongful discharge; provided, however, that this release shall not waive any rights that Jim may have to enforce the terms of this Agreement, any rights that Jim may have to benefits under any Kraft employee benefit plan, any rights Jim may have to insurance protection and/or indemnification for all actions taken by Jim while an employee and/or officer of Kraft (including, but not limited to, indemnification permitted or authorized by applicable laws, the governing corporate documents of Kraft or its affiliates, including Kraft Foods Inc.’s Articles of Incorporation, By-Laws, and applicable insurance policies), and any rights Jim may have to contribution from Kraft in the event of entry of judgment against Jim as a result of any act or failure to act for which Jim and Kraft are jointly liable. In consideration for the above release, Kraft, on behalf of itself and its affiliated companies, and their officers, directors, agents and employees, hereby waives, and generally releases Jim, together with his heirs and legal representatives, from, and agrees not to sue him for any claim that exists to date arising out of his employment relationship with Kraft or the separation from employment.

14. It is the intention of Jim and Kraft that this Agreement and the benefits paid pursuant to its terms be compliant with the provisions of the American Jobs Creation Act of 2004, Internal Revenue Code, Section 409A. Consistent with this intent and notwithstanding any other provision of this Agreement to the contrary, if (i) any payment contemplated hereunder is subject to section 409A of the Code and such payment is to be paid upon Jim’s separation from service (within the meaning of Code section 409A) and (ii) Jim is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) as of the date of his separation from service, then any such payment that is required to be made prior to the first day of the seventh month following Jim’s separation from service shall be delayed until the first day of the seventh month following Jim’s separation from service. To the extent that any payments or benefits contemplated by this Agreement are subject to section 409A of the Code and are paid or provided on account of termination of employment, the determination as to whether Jim has had a termination of employment (or a separation from service) shall be made in accordance with section 409A and the guidance issued thereunder. In the event that any compensation or benefits provided for by this Agreement or any related plans may result in penalties or accelerated recognition of taxable income under Section 409A, Kraft will, in agreement with Jim, modify the Agreement or such plans in the least restrictive manner necessary, to the extent consistent with applicable IRS guidance, in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of said Section 409A, or (ii) to comply with the provisions of said Section 409A, other applicable provisions of the Act and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to be paid or benefits to be provided to Jim pursuant to Paragraphs 2 and 4 of this Agreement or plans to which this Agreement refers.

15. Kraft will indemnify Jim from and against any damages, liabilities, obligations, losses, indebtedness, actions, claims, taxes, costs, costs of defense, expenses (including attorneys’, accountants’, and experts’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Jim by reason of the fact that Jim was a director, officer, employee, shareholder, or agent of Kraft. The foregoing shall be in addition to the indemnification to which Jim is entitled in accordance with applicable laws, the governing corporate documents of Kraft or its affiliates, including Kraft Foods Inc.’s Articles of Incorporation, By-Laws, and applicable insurance policies. Jim will continue to be covered by directors’ and officers’ insurance maintained by Kraft Foods Inc. or its affiliates, with respect to any liability that Jim incurs or incurred because of his service as an officer and/or director of Kraft Foods Inc., Kraft or its affiliates or any related enterprises.

16. By signing below, Jim acknowledges that he has thoroughly read this Agreement. He also acknowledges that Kraft has advised him to consult an attorney prior to executing this Agreement and that he has 21 days to review this Agreement before signing it, and an additional 7 days after signing it to revoke it. In addition, Jim agrees that he has full understanding and knowledge of this Agreement’s terms and conditions, and that he understands that these terms will be final and binding upon Jim as well as upon Kraft 7 days after execution of this Agreement.

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/s/ James Dollive	Date:	19 Nov 2007
JAMES P. DOLLIVE

The undersigned hereby certifies that James Dollive appeared before me and signed this document and verified that he signed this Agreement voluntarily.

/s/ Yolanda Kozicz	Date:	November 19, 2007
Notary Public		Notary (Seal)

My Commission Expires:

October 25, 2011

ACCEPTED FOR KRAFT FOODS GLOBAL, INC.

By:	/s/ K. J. May

Title:	Evp-Human Resources

Date:	11/19/2007